Exhibit 99.1

KBS Strategic Opportunity REIT Announces Proposed Debt Offering in Israel

Newport Beach, California, (February 5, 2016) - KBS Strategic Opportunity REIT, Inc., a public, non-traded real estate investment trust based in Newport Beach, California, announced today the filing of a public draft prospectus with the Israel Securities Authority for a proposed offering of Series A debentures by KBS SOR (BVI) Holdings LTD, a newly formed subsidiary of KBS Strategic Opportunity REIT’s operating partnership through which it owns all of its properties.

The debentures will be denominated in Israeli new shekels.  The offering is subject to review by the Israel Securities Authority and the Tel Aviv Stock Exchange and their final approval.  Such debentures will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration of the securities or an applicable exemption from registration requirements.

This release contains forward-looking statements within the meaning of Section 27A of the Securities
Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve a number of known and unknown risks and uncertainties, many of which are outside our control, that could cause  KBS Strategic Opportunity REIT’s  future  results,  performance  or  achievements  to  differ  significantly  from  the  results,  performance  or  achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the inability to register the proposed offering with the Israel Securities Authority and lower than expected proceeds from such offering. Except as required by applicable law, we undertake no obligation to update any forward-looking or other statements herein, whether as a result of new information, future events or otherwise.